SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 26, 2006

I-many, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30883	01-0524931
(Commission File Number)	(I.R.S. Employer Identification No.)

399 Thornall Street, 12th Floor, Edison, NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

(207) 774-3244

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 26, 2006, the Registrant entered into an agreement to amend the June 16, 2003 Employment Agreement of Kevin M. Harris, the Registrant’s Chief Financial Officer, for the purposes of (a) increasing Mr. Harris’s annual base salary to $190,000, (b) extending the period of severance payments and benefits in the event of Mr. Harris’s involuntary termination (as defined therein) from six (6) months to twelve (12) months, and (c) to require, as a condition of severance payments and benefits, that Mr. Harris sign a general release of claims in favor of the Registrant. This description is qualified by reference to the January 26, 2006 amendment, a copy of which is included as an Exhibit to this Current Report on Form 8-K.

In addition, on January 26, 2006, the Registrant granted Mr. Harris 80,000 shares of restricted common stock of the Registrant, $.0001 per share, in exchange for payment of the par value, $8.00 in aggregate. The shares may be repurchased by the Registrant for their par value, to the extent they have not vested, upon the termination of Mr. Harris’s employment with the Registrant. The shares will vest in four equal, annual installments of 20,000 shares each, commencing January 11, 2007. Upon a change of control of the Registrant or an involuntary termination of Mr. Harris’s employment with the Registrant, each as defined in his Employment Agreement, the shares will automatically vest in full.

ITEM 9.01(c)     EXHIBITS

99.1	Amendment to Employment Agreement dated January 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

I-MANY, INC.

By:	/s/ ROBERT G. SCHWARTZ, JR.
Robert G. Schwartz, Jr.
Vice President and General Counsel

Dated: February 1, 2006